Exhibit 10.21

LIFELOCK, INC.
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of July, 2013 by and between LIFELOCK, Inc., a Delaware corporation (the “Company”), and DON BECK (the “Employee”), together, “the PARTIES”.
Recitals
WHEREAS, the Company wishes to employ the Employee and the Employee wishes to become employed by the Company; and
WHEREAS, the Company and the Employee desire to enter into this Agreement to provide for certain severance benefits, upon the terms and conditions set forth in this Agreement, to be payable solely in the event the Employee’s employment is terminated by the Company without Cause.
Agreement
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee hereby agree as follows:

1.
Termination of Employment. Nothing in this Agreement changes the Employee’s at-will employment status or confers any right with respect to continuation of employment by the Company. Employee may terminate his employment with the Company at any time and for any reason by notifying the Company. The Company may terminate Employee’s employment at any time, with or without Cause or advance notice.

2.
Termination without Cause. If the Company terminates the Employee’s employment without Cause (as defined in Section 3) and if such termination constitutes a “separation of service” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), the Company shall (a) pay to the Employee any unpaid base salary and any other unpaid undisputed wages due, accrued through the effective date of termination within ten days after such termination, and (b) subject to the execution by the Employee of a release agreement containing standard terms in a form reasonably acceptable to the Company, pay to the Employee, in bi-weekly installments consistent with the Company’s normal payroll schedule during the six-month period following termination, subject to applicable withholding and other taxes, an amount equal to six months of the Employee’s then base salary. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon the Employee’s execution of a general release of claims that becomes irrevocable within 60 days of the Employee’s termination date.

Any payments due to the Employee under subparagraph (b) above shall be forfeited if the Employee fails to execute a general release of claims that becomes irrevocable within 60 days after the Employee’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:

(i)
To the extent any payments due to the Employee under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

(ii)
To the extent any payments due to the Employee under subparagraph (b) above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

3.
Cause. For the purposes of this Agreement, "Cause" shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by the Employee; (b) violation by the Employee of the Company's Proprietary Rights and Nonsolicitation Agreement that are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (d) the conviction of the Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.

4.
Death or Disability. The termination of the Employee’s employment due to death or as a result of the Employee’s failure to perform his duties and responsibilities for a period of more than 90 days in any 12-month period due to mental or physical incapacity, illness or disability shall not constitute a termination of the Employee’s employment without Cause.

5.
Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” as defined in Section 409A, the Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Employee’s termination of employment (whether such payments or benefits are provided to the Employee under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of the Employee’s “separation from service” (within the meaning of Section 409A) for any reason other than death, or (b) the Employee’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to the Employee on such date. The Company shall make the determination as to whether the Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Employee’s “separation of service” will notify the Employee whether or not he is a “specified employee.”

6.
Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona without regard to its choice of law provisions. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.

Any litigation based on, arising out of, or in connection with this Agreement shall be brought exclusively in the state or federal courts located in the County of Maricopa, Arizona, and the PARTIES expressly submit to the personal jurisdiction of those courts. The PARTIES hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have, to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

EMPLOYEE IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

7.	Miscellaneous.
7.1    Successors.

(a)
This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.2
Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.3	Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

7.4
Exclusive Severance Benefit. The payments and benefits provided under Section 2 will be instead of any payments or benefits to which the Employee may be entitled under the terms of any severance plan or program of the Company in effect on the termination date.

7.5
No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Employee, his heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.

7.6
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

7.7
Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.

7.8	Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

7.9
Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

7.10
Employee’s Beneficiaries. In the event the Employee dies and there are any amounts remaining to be paid to the Employee pursuant to this Agreement, such payments shall be made to the beneficiary designated by the Employee or, if none, to the Employee’s estate at the same time that they would have been paid to the Employee.

7.11
Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Employee or the Company. Notwithstanding the foregoing, nothing in this Agreement shall be construed as an entitlement to or a guarantee of any particular tax treatment to the Employee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
THE COMPANY:
LIFELOCK, INC.
By: /s/ Hilary Schneider
Its: President

THE EMPLOYEE:
/s/ Donald Beck